EXHIBIT 99.1

Contact:	Jane W. McCahon
Conway Communications
978-443-0160
janewmccahon@earthlink.net

Xerium Technologies Delays Form 10-K Filing for 2007

YOUNGSVILLE, N.C.—March 18, 2008—Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, filed a notice of late filing on Form 12b-25 with the Securities and Exchange Commission today with respect to its annual report on Form 10-K for the period ended December 31, 2007. In light of the Company’s risk of financial covenant default under its Credit and Guaranty Agreement, Stephen Light, the Company’ new chief executive officer who was appointed effective February 11, 2008, and other members of senior management have been devoting the substantial portion of their time seeking solutions to these financial covenant issues. In addition, in connection with the Company’s annual assessment of goodwill, the Company has concluded that an impairment of the goodwill of its roll covers segment may exist. While the Company does expect there to be an impairment, the Company requires further time to complete the analysis of whether an impairment does in fact exist and, if so, the amount of the impairment. As a result of these two matters, the Company has not completed its financial statements and certain disclosures for inclusion in its annual report for the period ended December 31, 2007.

While the Company was in compliance with it financial covenants under the Credit Agreement at December 31, 2007 and expects that it will generate cash flow from operations sufficient to service the debt under the Credit Agreement prior to the stated maturity of the debt if there is not otherwise an event of default under the debt, the Company is currently pursuing alternatives to address expected financial covenant non-compliance in the first quarter of 2008 and future periods. Failing to meet a financial covenant under the Credit Agreement constitutes an event of default under the Credit Agreement. While the Company does not expect that the lenders would do so immediately, upon an event of default, the lenders could accelerate the debt under the Credit Agreement, causing it to become due and payable. If this were to occur, the Company would need to consider all options available to it, which could include a possible bankruptcy filing. The Company is in discussions with potential investors regarding a private placement of equity securities, the net proceeds of which the Company would use to pay down debt under the Credit Agreement, and is also seeking an amendment to the financial covenants under the Credit Agreement with its lenders. There can be no assurance that the Company will be successful in completing either the private placement or the amendment or that, if achieved, these will be achieved at a sufficient level and on sufficient terms to allow the Company to meet the financial covenants under the Credit Agreement and to operate effectively in future periods. If the Company is not able to address the financial covenant non-compliance issues described above, the Company expects that its independent auditors would need to include an explanatory paragraph in their opinion with respect to the Company’s financial statements for the year ended December 31, 2007 expressing doubt about the ability of the Company to continue as a going concern.

In addition, pursuant to the Company’s dividend policy, the Company’s Board of Directors has determined not to declare a dividend on the Company’s common stock in the first quarter of 2008. The Company has instead determined to retain cash that would have otherwise been used for a dividend for the repayment of debt or other purposes. The Company does not currently expect to pay dividends on its common stock for the foreseeable future.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium has approximately 3,800 employees.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements that are not based on historical fact, including without limitation, statements containing the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “indicates,” “suggests” and similar expressions. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements. Such factors include, but are not limited to: (i) adverse changes in general economic or market conditions, including without limitation those affecting the paper industry; (ii) labor unrest; (iii) currency and interest rate fluctuations; (iv) competitive factors, including but not limited to pricing pressures and new product introductions; (v) the relative and varying rates of product price and component cost changes and the volume and mixture of product and service revenues; (vi) transitions to new products, the uncertainty of customer acceptance of new product offerings and technological and market change; (vii) our high degree of leverage and significant debt service obligations may cause us to have insufficient cash to fund growth and unexpected cash needs; (viii) our credit facility contains restrictive covenants that will require us to improve our financial performance over time to remain in compliance therewith; (ix) war or acts of terrorism in any country in which we conduct business; (x) changes in U.S. or foreign government policies, laws, regulations and practices, including without limitation those regarding the repatriation of funds and taxes; and (xi) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K/A for period ended December 31, 2006 filed with the Securities and Exchange Commission and subsequent SEC filings. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such forward-looking statements after the date of this release.

# # #